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                                  AMENDMENT NO. 2
                                         TO
                              SCOTT TECHNOLOGIES, INC.
                     401(k) SAVINGS PLAN FOR SALARIED EMPLOYEES


              THIS AMENDMENT NO. 2 is made this 30th day of June, 1999, by SCOTT TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "Company").

                                W I T N E S S E T H:

              WHEREAS, the Company amended and restated the Scott Technologies, Inc. 401(k) Savings Plan for Salaried Employees (hereinafter referred to as both "Plan" and "Trust and Plan"), effective as of January 1, 1998; and

              WHEREAS, the Company reserved the right, pursuant to Section 20.1 of the Plan, to make certain amendments thereto; and

              WHEREAS, the Company is currently in the process of selling Interstate Electronics Corporation (hereinafter referred to as "Interstate"), a wholly owned subsidiary of the Company whose employees and certain corporate staff employees who work exclusively for Interstate (hereinafter referred to as "Interstate Employees") are currently participating in the Plan; and

              WHEREAS, as a result of the impending sale, the Company has agreed to fully vest the Interstate Employees and, in the event the Company makes an employer discretionary contribution for the 1999 calendar year, to allocate a portion of said contribution to the Interstate Employees; and

              WHEREAS, it is the desire of the Company to amend the Plan in order to fully vest the Interstate Employees as of the closing date of the sale and to permit the allocation of a

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portion of any employer discretionary contribution for the 1999 calendar year to the Interstate Employees;

              NOW, THEREFORE, pursuant to Section 20.1 of the Plan and effective as of the Closing Date under the Amended and Restated Stock Purchase Agreement dated June 30, 1999 between the Company and L-3 Communications Corporation (as it may be amended from time to time), the Company hereby amends the Plan as follows:

              (1) Section 2.42 of Article II of the Plan is hereby amended by the deletion of subparagraphs (f) and (g) of said Section 2.42 and the substitution in lieu thereof of new subparagraphs (f) and (g) to read as follows:

              "(f) if the stock or assets of a business unit are sold to a person or entity which is not an affiliate of the Company or are transferred to a joint venture which is not an affiliate of the Company, the employee is an employee of the business unit or the buyer of the business unit immediately after such sale or transfer, and this Trust and Plan or a spinoff plan (which is established to receive a transfer of the employee's account balances as a result of such sale or transfer) is assumed or established by such person, entity or joint venture, his termination of employment shall be the date he terminates employment (as defined in subparagraphs (a) through (e) above) with such person, entity or joint venture; or

              (g) if the stock or assets of a business unit are sold to a person or entity which is not an affiliate of the Company or are transferred to a joint venture which is not an affiliate of the Company, the employee is an employee of the business unit or the buyer of the business unit immediately after such sale or transfer, and this Trust and Plan is not assumed by such person, entity or joint venture or a spinoff plan (as described in (f) above) is not established, his termination of employment shall be the date of sale of the stock or assets or the date of such transfer."

              (2) Section 3.1 of Article III of the Plan is hereby amended by the addition at the end thereof a new sentence to read as follows:

       "Interstate Electronics Corporation shall cease to be a Participating Division on the Closing Date (as defined in Section 4.5(i) hereof)."


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              (3)    Article IV of the Plan is hereby amended by the addition at the end thereof a new Section 4.5 to read as follows:

              "4.5   Notwithstanding anything contained in this Trust and Plan
       to the contrary, the following provisions shall apply to Interstate
       Employees:

              (a) No Interstate Employee shall be considered to be an active participant in the Plan after the Closing Date and will consequently not be able to make salary deferral contributions to this Trust and Plan after the Closing Date. In addition, each Interstate Employee shall cease to be a participant under this Trust and Plan on the date he ceases to be entitled to any benefit from this Trust and Plan.

              (b) Interstate Employees shall cease to be employees of the Company or any affiliate on the Closing Date but will not have a 'termination of employment' under this Trust and Plan and will consequently not be entitled to a distribution of their accounts under this Trust and Plan.

              (c) Each Interstate Employee who has not attained his normal retirement date or has less than five (5) years of vesting service on the Closing Date shall be deemed to have a vested percentage of one hundred percent (100%) on the Closing Date and to have completed five (5) years of vesting service solely for purposes of Section 2.52 hereof on the Closing Date.

              (d) In the event the Company makes an employer discretionary contribution to this Trust and Plan for the 1999 calendar year, as of December 31, 1999 the employer contribution account of each Interstate Employee who is employed by Interstate Electronics Corporation on December 31, 1999 shall be allocated a portion of such contribution in accordance with Section 6.1 hereof; provided, however, that notwithstanding any contrary provision of this Trust and Plan, no Interstate Employee will be allocated any Shares but will instead receive an equivalent amount of cash in lieu of any Shares that would otherwise be allocated.

              (e) No Interstate Employee may direct the Trustee to purchase any Shares for his accounts on and after the Closing Date.

              (f) The sale of Interstate Electronics Corporation shall not be deemed to be an 'event of default' under Section 11.2(f) hereof for any Interstate Employee. During the Transition Period, Interstate Electronics Corporation will withhold any loan repayments due as a result of a loan made to an Interstate Employee under this Trust and Plan. During the


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                     Transition Period such amounts will be forwarded to the
                     Trustee to be applied to the repayment of such loan.

              For purposes of this Section, the following terms shall have the following meanings:

                     (i) 'Closing Date' shall mean the Closing Date under the Amended and Restated Stock Purchase Agreement dated June 30, 1999 between the Company and L-3 Communications Corporation (as it may be amended from time to time) relating to the sale of Interstate Electronics Corporation by the Company.

                     (ii) 'Interstate Employee' shall mean Richard E. Tierney, J.B. Hemphill, Joseph Knight and any active participant who is employed by Interstate Electronics Corporation on the Closing Date.

                     (iii) 'Transition Period' shall mean, with respect to a loan made to an Interstate Employee under this Trust and Plan, the period commencing on the Closing Date and ending on the date the note representing such loan is no longer an asset of this Trust and Plan."


              IN WITNESS WHEREOF, the Company, by its duly authorized officers, has caused this Amendment No. 2 to be executed as of the day and year first above written.


                                          SCOTT TECHNOLOGIES, INC.


                                                 ("Company")


                                          By  /s/ Debra Kackley
                                            ------------------------

                                          And /s/ Mark A Kirk
                                             -----------------------

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              The Trustee hereby acknowledges receipt of, accepts and executes the foregoing Amendment No. 2.


                                          CHICAGO TRUST COMPANY

                                                 ("Trustee")



                                          By  /s/ Terry Ziekle
                                            ------------------------

                                          And /s/ Dan Jaszi
                                             -----------------------


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